EXHIBIT (a)(1)(F)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATIONNUMBER
ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of:

1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12.	An individual's account

Two or more individuals
(joint account)

Husband and wife (joint
account)

Custodian account of a
minor (Uniform Gift to Minors
Act)

Adult and minor (joint
account)

Account in the name of
guardian or committee for a
designated ward, minor or
incompetent person

(a) The usual revocable
savings trust account (grantor
is also trustee)

(b) So-called trust account
that is not a legal or valid
trust under State law

Sole proprietorship account

A valid trust, estate, or
pension trust

Corporate account

Religious, charitable, or
educational organization
account

Partnership	The individual

The actual owner of the account or, if combined
funds, any one of the individuals(1)

The actual owner of the account or, if joint
funds, either person(1)

The minor(2)

The adult or, if the minor is the only
contributor, the minor(1)

The ward, minor, or incompetent person(3)

The grantor-trustee(1)

The actual owner(1)

The owner(4)

The legal entity (Do not furnish the identifying
number of the personal representative or trustee
unless the legal entity itself is not designated
in the account title.)(5)

The corporation

The organization

The partnership

For this type of account:	Give the SOCIAL SECURITY number of:

13. 14. 15.	Association, club, or other
tax-exempt organization

A broker or registered
nominee

Account with the Department
of Agriculture in the name of a
public entity (such as a State
or local government, school
district, or prison) that
receives agricultural program
payments	The organization The broker or nominee The public entity

(1)     List first and circle the name of the person whose number you furnish.

(2)     Circle the minor’s name and furnish the minor’s Social Security Number.

(3)     Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.

(4)     Show the name of the owner. You may also enter your business name. You may use your Social Security Number or Employer Identification Number.

(5)     List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number
If you do not have a Taxpayer Identification Number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service or by calling 1 (800) TAX-FORM and apply for a number.

Payees Exempt from Backup Withholding
Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under Section 501(a), or an individual retirement plan.
•	The United States or any agency or instrumentality thereof.
•	A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
•	An international organization or any agency, or instrumentality thereof.

Payees that may be exempt from backup withholding include:
•	A corporation.
•	A financial institution.
•	A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
•	A real estate investment trust.
•	A common trust fund operated by a bank under Section 584(a).

•	An exempt charitable remainder trust, or a non-exempt trust described in Section 4947(a)(1).
•	An entity registered at all times under the Investment Company Act of 1940.
•	A foreign central bank of issue.
•	A middleman known in the investment community as a nominee or who is listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
•	Payments to nonresident aliens subject to withholding under Section 1441.
•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
•	Payments of patronage dividends where the amount received is not paid in money.
•	Payments made by certain foreign organizations.
•	Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:
•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct Taxpayer Identification Number to the payer.
•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).
•	Payments described in Section 6049(b)(5) to non-resident aliens.
•	Payments on tax-free covenant bonds under Section 1451.
•	Payments made by certain foreign organizations.
•	Mortgage interest paid to you.

EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041, 6041A(a), 6045 and 6050A.

Privacy Act Notice–Section 6109 requires most recipients of dividend, interest, or other payments to give Taxpayer Identification numbers to payers who must report the payments to IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a Taxpayer Identification Number to a payer. Certain penalties may also apply.

Penalties

(1)     Penalty For Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)     Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)     Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.